Exhibit 99.1

News Release

Date:	May 27, 2016 4:00pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

MainSource Financial Group - NASDAQ, MSFG - Announces Merger Consideration Election and Allocation Results In Connection With Cheviot Financial Corp. Merger

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the results of elections made by stockholders of Cheviot Financial Corp. (NASDAQ: CHEV) as to the form of merger consideration they desire to receive, and the related allocation and proration results of the merger consideration, in connection with the merger of Cheviot with and into MainSource.  The merger became effective on May 20, 2016 and was completed in accordance with the Agreement and Plan of Merger dated as of November 23, 2015, between Cheviot and MainSource (the “Merger Agreement”).

In accordance with the Merger Agreement and election materials previously mailed to Cheviot stockholders, such stockholders were permitted to make an election to receive, for each share of Cheviot common stock, either (i) 0.6916 shares of MainSource common stock, plus cash in lieu of any fractional shares of MainSource common stock (the “stock consideration”), or (ii) $15.00 in cash (the “cash consideration”). Based on the terms of the Merger Agreement, the aggregate consideration to be paid in the merger is subject to proration and allocation procedures to ensure that 50% of the shares of Cheviot common stock outstanding immediately prior to the completion of the merger are exchanged for the stock consideration and that the remaining 50% of the shares of Cheviot common stock outstanding immediately prior to the completion of the merger are exchanged for the cash consideration.

The election deadline was 5 p.m., Eastern Time, May 17, 2016. Based on the 6,802,944 shares of Cheviot common stock outstanding immediately prior to the Merger, the final election results are as follows:

•                  the holders of approximately 2,270,424 shares of Cheviot common stock (approximately 33.4% of outstanding shares) validly elected to receive the stock consideration;

•                  the holders of approximately 3,689,574 shares of Cheviot common stock (approximately 54.2% of outstanding shares) validly elected to receive the cash consideration; and

•                  the holders of approximately 842,946 shares of Cheviot common stock (approximately 12.4% of outstanding shares) did not make a valid election.

Applying the allocation and proration procedures specified in the Merger Agreement to foregoing election results:

•                  Cheviot stockholders who made a valid election to receive the stock consideration for their shares of Cheviot common stock will receive only the stock consideration.

•                  Cheviot stockholders who made a valid election to receive the cash consideration for their shares of Cheviot common stock will receive a combination of cash and MainSource common stock. For these stockholders, approximately 92.2% of their shares will convert into the cash consideration and approximately 7.8% of their shares will convert into the stock consideration.

•                  Cheviot stockholders who did not make a valid election will receive only the stock consideration.

Cash in lieu of a fractional share of MainSource common stock will be paid based on a price of $21.24 per share of MainSource common stock.

Cheviot stockholders who did not make a valid election will receive a letter of transmittal to surrender their Cheviot stock certificates, if applicable, in exchange for the merger consideration each stockholder is entitled to receive. Cheviot stockholders with questions regarding their individual election results should contact the information agent for the transaction, Georgeson, at (877) 507-1756.

About MainSource Financial Group, Inc.

MainSource Financial Group is listed on the NASDAQ Global Select Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4.0 billion.  MainSource operates 91 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.